Exhibit 10.21

AGREEMENT

AGREEMENT (“Agreement”) dated as of the 27th day of February, 2004, between BED BATH & BEYOND, INC. (the “Employer”) and LEONARD FEINSTEIN, individually (the “Executive”).

W I T N E S S E T H

WHEREAS:

A.                                   The Employer and the Executive are parties to an Agreement to Terminate Split-Dollar Agreements, dated November 30, 2003, pursuant to which certain split-dollar life insurance agreements and related collateral assignments which provided for $30 million of life insurance coverage were terminated (the “Split-Dollar Arrangements”);

B.                                     In connection with such termination the Executive caused the Company to be paid $2,398,679, being the total amount of premiums paid by the Employer under the Split-Dollar Arrangements.  In addition, in connection with such termination, the Company was released from its contractual obligation to make future premium payments.  The payment and release constitutes a substantial cost saving to the Employer; and

C.                                     The Employer wishes to confer a benefit upon the Executive in substitution for the benefit previously conferred on the Executive pursuant to the Split-Dollar Arrangements.

NOW, THEREFORE, in consideration of the mutual promises made by each party to the other, and of the mutual agreements contained herein, the parties hereto agree as follows:

1.                                       Recitals.  The above recitals are incorporated herein by reference as though fully set forth at length herein.

2.                                       Substitute Benefit Payment .

(a)                                  The Employer hereby irrevocably agrees to pay Two Million Eighty Thousand Dollars ($2,080,000) to the Executive on the last day of the first full fiscal year of the Employer in which the total compensation of the Executive will not result in the loss of a deduction for federal income tax purposes for the Employer pursuant to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, or any similar or successor provision (the “Provisions”), provided that, in the event the Provisions are changed in a manner that would result in the payments in materially all events being nondeductible then such amount shall be paid at such time as it would have been paid if such change in law had not been made.

(b)                                 Employer shall be obligated to make the payment referred to in this Section 2 whether or not the Executive is then in the employ of the Employer, and if not, regardless of the reason for termination of the Executive’s employment including, without limitation, voluntary termination, termination by the Employer for cause, and death of the Executive.

3.                                       Choice of Law.  This Agreement shall be governed by the internal law of the State of New York, without reference to principles of conflict of laws, except to the extent preempted by the Employee Retirement Income Security Act of 1974, as amended.

4.                                       Unfunded Arrangement.  The payment to the Executive under this Agreement shall be made from the general assets of the Employer.  No person shall have any interest in any such assets by virtue of the provisions of Section 2.  The Employer’s obligation under Section 2 shall be an unfunded and unsecured promise to pay money in the future, and no provision shall at any time be made with respect to segregating any assets of the Employer for payment of any benefits due hereunder.  The Executive’s right to receive the payment from the Employer pursuant to  Section 2 shall be no greater than the right of any unsecured general creditor of the Employer, and the Executive shall not have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Employer.  The Executive shall not have any power or right to transfer, assign or otherwise encumber any part or all of the amount payable hereunder, and any attempt to do so shall be null and void.  The amount payable hereunder shall not be subject to attachment, garnishment, levy, execution or other legal or equitable process.

5.                                       Entire Agreement.  This Agreement sets forth the entire understanding of the parties with respect to the transaction contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.  This Agreement may be amended only by a written instrument executed by the parties hereto.

6.                                       Miscellaneous.

(a)                                  All payments made hereunder shall be subject to all taxes and withholding required by law.

(b)                                 This Agreement shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the parties hereto.  This Agreement shall not be assignable by the Executive, and shall be assignable by the Employer only , to an acquirer of all or substantially all of the assets of the Employer, provided such acquirer promptly assumes all of the obligations hereunder in a writing delivered to the Executive.

(c)                                  In the event of the Executive’s death, any amounts payable hereunder shall be paid to the Executive’s estate.

7.                                       Headings.  The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year first written above.

ATTEST:	EMPLOYER:

BED BATH & BEYOND, INC.

	By:	/s/ Steven H. Temares
Steven H. Temares, President

EXECUTIVE:

/s/ Leonard Feinstein
LEONARD FEINSTEIN, Individually